Exhibit 10.1

May 3, 2019

Paolo Tombesi

29 E Madison Ave

Florham Park, NJ 07932

Dear Paolo:

This letter of agreement and general release (“Agreement”) confirms our mutual agreement regarding the terms and conditions of your separation from employment with Insmed, Inc. (“Insmed” or the “Company”) pursuant to the provisions of the Employment Agreement you signed on May 11, 2017 (the “Employment Agreement”) with respect to a termination without cause.  You and the Company agree as follows:

1.                                      Employment.  Your last day of active work with the Company will be June 2, 2019.  (“Termination Date”)

2.                                      Severance.  Provided that you execute this Agreement and the release (the “Release) attached as Exhibit B (which must be executed no earlier than the close of business on the Termination Date (June 2, 2019) and no later than five (5) days after the Termination Date), do not revoke this Agreement or the Release during the seven (7) day revocation period provided for in Paragraph 13(g), and have returned all Company property, the Company will provide you with the Severance Payments and Benefits (“Severance”) set forth in Section II of the attached Exhibit A, which Exhibit A is incorporated herewith (the “Severance Summary”).

3.                                      Violations of Any Law or of the Company’s Code of Conduct.  You hereby agree, promise and covenant that during your employment with the Company, you did not violate any federal, state or local law, statute or regulation while acting within the scope of your employment with the Company, nor did you violate the Company’s Code of Conduct while acting within the scope of your employment with the Company.  You acknowledge and understand that if the Company should discover any such violation after your execution of this Agreement and your separation from employment with the Company, it will be considered a material breach of this Agreement, and all of the Company’s obligations to you hereunder will become immediately null and void.

4.                                      Return of Property.  Upon termination of your employment, you agree to promptly return to the Company all of its property, including, but not limited to, equipment, files, documents, identification cards, credit cards, keys, equipment, software and data, however stored.

5.                                      No Additional Entitlements.  You agree that: (i) you have received all entitlements due from the Company relating to your employment with the Company, including but not limited to, all wages earned, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement; and (ii) the Company shall have the right to deduct from the amounts payable pursuant to this Agreement any money owed to the Company by you for a loan or advance paid to you by the Company during your employment, when allowable by the loan agreement and applicable law.

6.                                      Transition. To the extent the Company deems necessary, you agree that you will assist the Company with the transition of your responsibilities.

7.                                      Cooperation. You agree that upon the Company’s reasonable notice to you, you shall cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to any past, present or future legal or regulatory matters that relate to or arise out of matters you have knowledge about or have been involved with during your employment with the Company.  In the event that such cooperation is required, you will be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith, not including any attorneys’ fees or costs.

8.                                      Confidentiality of the Agreement.  Except as expressly permitted in Paragraph 12 of this Agreement or if otherwise required by law, you shall not disclose the existence of this Agreement, the terms of this Agreement, or the circumstances or allegations giving rise to this Agreement, to any person other than your attorneys, immediate family members, accountants, or financial advisors.

9.                                      Protection of Confidential Information.

a)                                     You hereby acknowledge your existing obligation to maintain the confidentiality of the Company’s information along with the other post-employment obligations contained in the Employment Agreement. A copy of the signed Employment Agreement is attached for reference.

b)                                     Without limiting the generality of the foregoing obligations set forth in Paragraph 10(a), you agree that, except as expressly permitted in Paragraph 12 of this Agreement or if otherwise required by law, you will not at any time, directly or indirectly, disclose any trade secret, confidential or proprietary information you have learned by reason of your association with the Company (the “Confidential Information”) or use any such Confidential Information to the detriment of the Company, its parents, affiliates or subsidiaries, or to the benefit of any business or enterprise that competes with the Company, its parents, affiliates or subsidiaries.  Confidential Information is deemed to include, but is not limited to, information pertaining to Company strategic plans, advertising and marketing plans, sales plans, formulae, processes, methods, machines, ideas, concepts, new product developments, proposed launches, discontinuance of existing products, product and consumer testing data, sales and market research, technology research and development, budgets, profit and loss data, raw material costs, identity of suppliers, customer lists, customer information, employee information, improvements, inventions, and associations with other organizations that the Company has not previously made public.  Confidential Information does not include information that can be shown by written evidence to be in the public domain at the time of disclosure by you or that is publicized or otherwise becomes part of the public domain through no fault of your own.

c)                                      Pursuant to the Defend Trade Secrets Act of 2016, you acknowledge and understand that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of the Company or any of its affiliates that is made by you (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10.                               Non-Disparagement.  You agree that you shall not at any time make any written or verbal comments or statements of a defamatory or disparaging nature regarding the Company and/or the Company Releasees or their personnel or products and you shall not take any action that would cause the Company and/or the Company Releasees or their personnel or products any embarrassment or humiliation or otherwise cause or contribute to their being held in disrepute.   The Company agrees that it shall not and that it shall instruct its executive officers to not make public statements or communications that are intended to disparage you.  The foregoing shall not be violated by truthful statements required by any government authority or filing or in response to any lawful subpoena or other legal process.

11.                               Permitted Conduct.  Nothing in this Agreement, including but not limited to the provisions of Paragraphs 3, 5, and 8 through11, shall prohibit or restrict you or your attorneys from initiating communications directly with, cooperating with, providing relevant information to, testifying before, or otherwise assisting in an investigation or proceeding by the Securities and Exchange Commission (“SEC”), or any other governmental or regulatory body or official(s) regarding a possible violation of law, rules, or regulations; provided, however, you release and waive any right to, and agrees not to seek any, personal or monetary relief from the Company Releasees based upon any such investigation or proceeding.  To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any information or documents restricted from disclosure by this Agreement, you agree to give prompt written notice to the Company so as to permit it to protect its interests in confidentiality to the fullest extent possible.

12.                               Non-Admission.  It is understood and agreed that neither the execution of this Agreement, including Exhibit A, nor the terms of the Agreement, including Exhibit A, constitute an admission of liability to you by the Company or the Company Releasees, and such liability is expressly denied.  It is further understood and agreed that no person shall use the Agreement, including Exhibit A, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.

13.                               Acknowledgments.  You hereby acknowledge that:

a)                                     The Company hereby advises you to consult with an attorney before signing this Agreement;

b)                                     You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement and all exhibits or you have knowingly and voluntarily chosen not to do so;

c)                                      You freely, voluntarily and knowingly entered into this Agreement after due consideration;

d)                                     You have had a minimum of twenty-one (21) days to review and consider this Agreement and all exhibits;

e)                                      If you knowingly and voluntarily choose to do so, you may accept the terms of this Agreement before the twenty-one (21) day consideration period provided for in Paragraph 13(d) above has expired.

f)                                       You and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for in Paragraph 13(d) above;

g)                                      You have a right to revoke this Agreement or the Release by notifying the undersigned Company representative in writing, via hand delivery, facsimile or electronic mail, within seven (7) days of your execution of this Agreement or the Release, respectively, and the Agreement and the Release shall not become effective or enforceable until the expiration of this 7-day period, respectively;

h)                                     In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits and other considerations that you are receiving pursuant to this Agreement and all exhibits exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and

i)                                         No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement.  Your employment remains at-will and this Agreement does not confer upon you any right or obligation to continue in the employ of the Company for any period of time.

14.                               Revocation by the Company.  You agree that if you fail to execute and return this Agreement to the Company within the time specified herein for your review and consideration, the promises and agreements made by the Company herein will be revoked.

15.                               Section 409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the corresponding Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”) or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable.  For purposes of Section 409A, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event shall you, directly or indirectly, designate the calendar year of payment of any Severance paid hereunder.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.  Notwithstanding the foregoing, the Company does not make any representation to you that the Severance paid hereunder is exempt from or satisfy the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify you (or any of your beneficiaries) or hold you (or any of your beneficiaries) harmless for any tax, additional tax, interest or penalties that you or any of your beneficiaries may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

16.                               Miscellaneous.

a)                                     Entire Agreement.  This Agreement, including all exhibits, sets forth the entire agreement between you and the Company and replaces any other oral or written agreement between you and the Company relating to the subject matter of this Agreement and Exhibit A, except for your prior obligations of confidentiality as provided for in Paragraph 10 above, which shall continue in full force and effect.

b)                                     Governing Law.  This Agreement, shall be construed, performed, enforced and in all respects governed in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflicts of law thereof.  Additionally, all disputes arising from or related to this Agreement and/or exhibits shall be brought in a state or federal court situated in the State of New Jersey, Mercer County, and the parties hereby expressly consent to the jurisdiction of such courts for all purposes related to resolving such disputes.

c)                                      Severability.  Except for the provisions in Paragraph 3, should any provision of this Agreement, including any exhibit, be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.  In the event that the provisions in Paragraph 3 are held to be void or unenforceable in whole or in part, the Company shall have the option in its sole discretion to sever such provisions and the remaining provisions shall remain in full force and effect or to cancel the Agreement in its entirety.  In the event that the Company cancels the Agreement in its entirety, it shall be null and void and the Company shall have no obligations to provide the payments and benefits under this Agreement and you shall be obligated to repay any payments or benefits previously provided.

d)                                     Amendments.  This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.

e)                                      Breach.  You acknowledge that if you breach your commitments to the Company agreed upon in Paragraphs 4, 5, 7, 8, 9, 10 and/or 11, you will forfeit the Severance set forth in Section II of Exhibit A and be subject to suit by the Company for damages and equitable relief relating to such breach.

f)                                       Waiver.  A waiver by either party hereto of a breach of any term or provision of the Agreement, including all exhibits, shall not be construed as a waiver of any subsequent breach.

g)                                      Effective Date.  This Agreement shall become effective upon your execution below and the expiration of the 7-day revocation period provided for in Paragraph 13(g) without revocation by you.  However, you will not receive the Severance set forth in Section II of Exhibit A unless and until you execute the Release and the seven (7) day revocation period provided for in Paragraph 13(g) has expired without revocation by you.

If the above accurately states our agreement, including the separation, waiver and release, kindly sign below and return this original Agreement to me by no later than May 5, 2019.  I will sign it and return a copy to you.

Sincerely,

INSMED, INC.

By:	/s/ William H. Lewis
William H. Lewis
President & CEO

Date:	May 3, 2019

UNDERSTOOD, AGREED TO
AND ACCEPTED WITH THE
INTENTION TO BE LEGALLY BOUND:

/s/ Paolo Tombesi
Paolo Tombesi

Date:	May 3, 2019

Enclosures

EXHIBIT A

NAME: Paolo Tombesi

Section I                                               SUMMARY OF PAYMENTS AND BENEFITS.

1.                                      Regardless of whether you sign the attached letter agreement and general release dated May   , 2019 (the “Agreement”):

(a)                                 You will be paid at your current rate through June 2, 2019.

(b)                                 Your coverage under the Company’s group medical, dental, and vision insurance programs will cease as of June 30, 2019.  However, in accordance with the rules of COBRA, you may elect to continue health insurance coverage for yourself and your dependents for a period of up to 18 months at your own expense (this period may be longer or shorter in some cases, as described in the COBRA notice that will be provided separately).  You have 60 days from the date when your insurance terminates to make this election.  If you wish to elect this coverage you must complete the paperwork provided to you by Wage Works within 60 days of coverage termination date.  If you do not elect COBRA coverage, your health insurance coverage will terminate on June 30, 2019.

Section II                                          SUMMARY OF SEVERANCE PAYMENTS AND BENEFITS.

1.                                      Provided that you execute and return the Agreement on or before 21 days after your receipt of this Agreement  and the release (the “Release) attached as Exhibit B (which must be executed no earlier than the close of business on the Termination Date (June 2, 2019) and no later than five (5) days after the Termination Date), and do not revoke your acceptance of the Agreement or the Release during the seven-day revocation period, as provided in Paragraph 13(g), and in consideration for your waiver and release in Paragraph 3(a) of the Agreement, in addition to the benefits described in Section I of this Exhibit A:

(a)                                 You will receive severance pay as follows:

(i)                                     An amount equal to twelve (12) months’ salary at your current rate, paid in twenty-four equal semi-monthly installments over a 12-month period, in accordance with the Company’s usual payroll practices, beginning with the first regularly scheduled payroll date that occurs more than thirty (30) days following your execution of the Agreement and the expiration of the revocation period without revocation by you.

(b)                                 Should you choose to elect healthcare coverage under COBRA, the Company will pay the cost for COBRA coverage equivalent to your current coverage, minus the employee contributions required of active employees, through May 31, 2020 (or, if less, for the duration of time that such COBRA coverage is available to you).   Please note that the full terms and conditions of your benefits coverage can only be determined by reviewing the

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applicable plan documents, which shall control in all cases.  Any benefits in excess of those to which you are already entitled shall only be provided upon the expiration of the 7-day revocation period provided for under Paragraph 13(g) of the Agreement, without revocation by you.

(c)                                  The Pro-Rata Bonus, as that term is defined in your Employment Agreement, payable within 2 ½ months following the end of fiscal year 2019.

(d)                                 Accelerated vesting, as of June 2, 2019, of any equity (options and restricted stock units) that would have otherwise vested within six (6) months of the Termination Date.

The payments provided for under Section II above constitute “Severance.”  It is understood that the Company will not make any 401(k) deductions or other benefit deductions from Severance.  The Company shall withhold all applicable state and federal tax from all payments made pursuant to Section II, above.

If you have any questions on your Benefit Plans, please call David Benadon at (908-947-4244) or via e-mail at David.Benadon@insmed.com.

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EXHIBIT B

Agreement and Release

In consideration of the Severance set forth in Exhibit A, Section II of the letter of agreement and general release  dated May   , 2019 (the “Agreement”), you agree that, to the fullest extent permitted by law you waive, release and forever discharge the Company and each of its parents, subsidiaries, affiliates, predecessors, and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, shareholders, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, insurers, and reinsurers of such plans) past, present and future, and their heirs, executors, administrators, predecessors, successors, and assigns (collectively the “Company Releasees”) from any and all claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief from the Company Releasees, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local constitution, statute, regulation, ordinance, or common law, which you now have, ever have had, or may hereafter have from the beginning of time until the date you execute this Agreement, including but not limited to any claims arising out of or relating in any way to your employment relationship with the Company or the Company Releasees or other associations with the Company or the Company Releasees or any termination thereof.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq. (“ERISA”) (excepting claims for vested pension benefits, to the extent such vested benefits may exist), the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101, et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Older Workers Benefit Protection Act (“OWBPA”), the Family and Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. § 2601 et seq., the New Jersey Law Against Discrimination, N.J. Stat. § 10:5 1 et seq. (“NJLAD”), the Conscientious Employee Protection Act, N.J. Stat. Ann. § 34:19 1 et seq. (“CEPA”), the New Jersey Family Leave Act (“NJFLA”), N.J. Stat. Ann. § 34:11B-1 et seq., the New Jersey Constitution, the common law of the State of New Jersey (including, but not limited to, “Pierce claims”), the New Jersey wage and hour laws, and any and all other federal, state, county, or local common laws, statutes, ordinances, or regulations, including, without limitation, claims of unlawful discharge, retaliation, breach of contract, quantum meruit, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, or claims for additional compensation or benefits from any Company Releasee arising out of your employment or the termination therefrom, and any claims for attorneys’ fees and costs.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting:  (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any claim or right that may arise after the execution of this Agreement; or (v) any claim or right you may have under this Agreement.

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a.              In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state agency or your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Paragraph 3(a), you are waiving any right to recover monetary damages or any other form of personal relief from any Company Releasee in connection with any such charge, complaint, investigation or proceeding. To the extent you receive any personal or monetary relief from any Company Releasee in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payments made pursuant to Exhibit A of the Agreement.

You hereby acknowledge that:

b.              The Company hereby advises you to consult with an attorney before signing this Release;

c.               You have obtained independent legal advice from an attorney of your own choice with respect to this Release and all exhibits or you have knowingly and voluntarily chosen not to do so;

d.              You freely, voluntarily and knowingly entered into this Release after due consideration;

e.               You have had a minimum of twenty-one (21) days to review and consider this Release and all exhibits;

f.                If you knowingly and voluntarily choose to do so, you may accept the terms of this Release before the twenty-one (21) day consideration period provided for in Paragraph 13(d) above has expired.

g.               You and the Company agree that changes to the Company’s offer contained in this Release, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for in Paragraph 13(d) above;

h.              You have a right to revoke this Release by notifying the undersigned Company representative in writing, via hand delivery, facsimile or electronic mail, within seven (7) days of your execution of this Release, respectively, and the Release shall not become effective or enforceable until the expiration of this 7-day period, respectively;

i.                  In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits and other considerations that you are receiving pursuant to this Release and all exhibits exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and

j.                 No promise or inducement has been offered to you, except as expressly set forth herein or in the Agreement, and you are not relying upon any such promise or inducement in entering into this Release.

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I UNDERSTAND AND ACKNOWLEDGE THAT I SHALL EXECUTE THIS EXHIBIT B NO EARLIER THAN THE CLOSE OF BUSINESS ON MY TERMINATION DATE WITH THE COMPANY, AND NOT LATER THAN FIVE (5) DAYS AFTER MY TERMINATION DATE OF JUNE 2, 2019.

UNDERSTOOD, AGREED AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND:

Paolo Tombesi

Date:

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